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Exhibit 5.1

[Letterhead of Seward & Kissel LLP]

                             May 17, 2004

Ship Finance International Limited
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, HM 08, Bermuda

        Re:    8 1/2% Senior Notes due December 15, 2013

Ladies and Gentlemen

        We have acted as United States and New York counsel to Ship Finance International Limited, a Bermuda corporation (the "Company") and to the Company's subsidiaries listed on Exhibit A hereto (each a "Guarantor" and collectively the "Guarantors" and, together with the Company, the "Ship Finance International Group") in connection with the Company's Registration Statement, as amended, on Form F-4 (File No. 333-[    ]) (the "Registration Statement") as filed with the United States Securities and Exchange Commission (the "Commission"), with respect to the Company's offer to exchange (the "Exchange Offer") up to $580,000,000 of the Company's 8 1/2% senior notes due 2013 (the "Exchange Notes") for an identical principal amount at maturity of its outstanding 8 1/2% senior notes due December 15, 2013 (the "Outstanding Notes"). The Exchange Notes are to be issued pursuant to the Indenture dated as of December 18, 2003 between the Company, the Guarantors and Wilmington Trust Company, as Trustee (the "Trustee") (the "Indenture") and, when issued, will be guaranteed by the Guarantors (the "Guarantees") pursuant to identical supplemental indentures between the Trustee and the respective Guarantors (the "Supplemental Indentures"). Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; (iii) the Indenture; (iv) the Supplemental Indentures, (v) the form of the Outstanding Notes; (vi) the form of the Exchange Notes and (vii) such corporate documents and records of the Company and the Guarantors and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities (whoever are or will become signatories thereto) to complete the execution of documents. As to various questions of fact that are material to the opinion hereinafter expressed, we have relied upon statements or certificates of public officials, directors or officers of the Company and the Guarantors and others.

        We have further assumed for the purposes of this opinion that each of the Indenture (including, without limitation, each of the supplements thereto, including the Supplemental Indentures) and all documents contemplated by the Indenture to be executed in connection with the Exchange Offer have been duly authorized and validly executed and delivered by each of the parties thereto other than the Company and the Guarantors.

        Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

  1.
  The Exchange Notes and the Guarantees, when the Exchange Notes are executed and authenticated in accordance with the Indenture and delivered pursuant to the Exchange Offer upon the terms and conditions set forth in the Prospectus, will constitute the valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company in accordance with their terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, arrangement, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally and may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

        This opinion is rendered as of the date hereof, and we have no responsibility to update this opinion for events or circumstances occurring after the date hereof, nor do we have any responsibility to advise you of any change in the laws after the date hereof.

        We are members of the bar of the State of New York, and this opinion is limited to the law of the State of New York and the federal laws of the United States of America as in effect on the date hereof.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Information about the Enforceability of Judgments and the Effect of Foreign Law", "Summary of the Terms of the Exchange Offer—U.S. Federal Income Tax Considerations", "The Exchange Offer—Transfer Taxes", "Certain U.S. Federal Income Tax Considerations" and "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,
/s/ Seward & Kissel LLP

Exhibit A

Bonfield Shipping Ltd.
Fourways Marine Limited
Front Ardenne Inc.
Front Brabant Inc.
Front Falcon Corp.
Front Glory Shipping Inc.
Front Pride Shipping Inc.
Front Saga Inc.
Front Serenade Inc.
Front Splendour Shipping Inc.
Front Stratus Inc.
Golden Bayshore Shipping Corporation
Golden Estuary Corporation
Golden Fjord Corporation
Golden Seaway Corporation
Golden Sound Corporation
Golden Tide Corporation
Katong Investments Ltd.
Langkawi Shipping Ltd.
Patrio Shipping Ltd.
Rakis Maritime S.A.
Sea Ace Corporation
Sibu Shipping Ltd.
Southwest Tankers Inc.
West Tankers Inc.
Ariake Transport Corporation
Edinburgh Navigation S.A.
Hitachi Hull #4983 Corporation
Madeira International Corp.
Granite Shipping Co. Ltd.
Golden Current Limited
Oscilla Shipping Limited
Puerto Reinosa Shipping Co. S.A.
Aspinall Ptd Ltd.
Blizana Pte Ltd.
Bolzano Pte Ltd.
Cirebon Shipping Pte Ltd.
Fox Maritime Pte Ltd.
Front Dua Pte Ltd.
Front Empat Pte Ltd.
Front Enam Pte Ltd.
Front Lapan Pte Ltd.
Front Lima Pte Ltd.
Front Tiga Pte Ltd.
Front Tujuh Pte Ltd.
Front Sembilan Ptd Ltd.
Rettie Pte Ltd.
Transcorp Pte Ltd.

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  Exhibit 5.1
[Letterhead of Seward & Kissel LLP]
Exhibit A